EXHIBIT 99.1


COMPANY CONTACT:
---------------
Brad Arberg                                                  Randy Hester
SI Diamond Technology, Inc.                                  Cinemark USA, Inc
404.603.3566                                                 972.665.1107


FOR IMMEDIATE RELEASE
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             SI DIAMOND ANNOUNCES A LICENSE AGREEMENT WITH CINEMARK

AUSTIN, TEXAS, APRIL 27, 2000 - SI DIAMOND TECHNOLOGY, INC. (OTC BB: SIDT) THROUGH ITS SUBSIDIARY, ELECTRONIC BILLBOARD TECHNOLOGY (EBT) today announced the signing of a license agreement with Cinemark Theatres (Cinemark USA, Inc.) Under the terms of the agreement, EBT has the right to install their sun-visible digital billboards at selected Cinemark locations across the United States.

The locations of the installations will be determined jointly by EBT and Cinemark. Five locations have already been selected. As is the case with Eckerd Drugs (See press release dated February 1, 2000), EBT will operate the displays, sell advertising on the displays, and share a portion of the advertising revenue with Cinemark.

 "We are pleased to enter the theatre market with such a high quality organization." said Marc Eller, Chairman and Chief Executive Officer of SIDT. "The majority of Cinemark theatres are in superior locations with high traffic counts and/or freeway exposure," continued Eller.

"SI Diamond has done an incredible job with EBT. Their digital billboards will enhance the entertainment experience while providing advertisers with a superior venue for their products." said Randy Hester, Cinemark Vice President of Marketing and Communication.

Safe Harbor Statement
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This press release contains  forward-looking  information  within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The Company's actual results could differ materially from those projected in the forward-looking information. Future results may be impacted by risk factors listed from time to time in SIDT's SEC reports. SI Diamond Technology, Inc. disclaims any intent or obligation to update forward-looking information.

SI Diamond Technology is a holding company consisting of three operating subsidiaries. The wholly owned Field Emission Picture Element Technology, Inc. (FEPET) subsidiary is developing products for applications utilizing SIDT's proprietary field emission technology. The wholly owned Electronic Billboard Technology, Inc. (EBT) subsidiary is geared toward the commercialization of electronic digitized sign technology. Sign Builders of America, Inc. (SBOA), a wholly owned subsidiary of EBT is a manufacturer of high quality signage.